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                                                                     Exhibit 2.5

                                 MEDSCAPE, INC.

                                          February 2, 1999

Ira Kirschenbaum, M.D.
Suite 300
309 Mamaroneck Avenue
White Plains, New York  10603

Dear Ira:

            The following sets forth the terms upon which you have agreed to sell, and Medscape, Inc. ("Medscape") has agreed to purchase, all right, title and interest in and to the content, url address, trademarks, service marks and other assets of bonehome.com (the "Web Site"), a web site that provides clinical articles, interactive tools and related information on orthopedic medicine, procedures and related topics to orthopedic surgeons, clinicians and consumers (the "Assets"). A complete list of the Assets is attached hereto as Exhibit A.

            1. Purchase and Sale. You shall sell to Medscape, and Medscape shall purchase from you (the "Sale"), the Assets upon the terms and conditions set forth herein. The closing of the Sale (the "Closing") shall take place simultaneously with the execution and delivery of this letter agreement at the offices of Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York. At the Closing:

            a. You shall execute and deliver to Medscape a bill of sale in the form attached hereto as Exhibit B pursuant to which you shall transfer title to the Assets to Medscape, and you shall execute and deliver to Medscape such further instruments of transfer and conveyance as it may reasonably request to transfer effectively title to the Assets. From and after the Closing, you agree to use your reasonable best efforts to assist in transferring the content of the Web Site to Medscape.com;

            b. Medscape shall grant to you options (the "Options") to purchase 25,000 shares of Medscape's Class B Common Stock, par value $.01 per share (the "Stock") at an exercise price of $2.50 per share, pursuant to the Medscape Stock Option Plan and pursuant to Medscape's standard stock option agreement (as modified to reflect the terms hereof), copies of which are attached hereto as Exhibit C. One-half of the Options shall vest as of the Closing and the balance shall vest on the first anniversary of the Closing unless your employment by Medscape shall have been
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terminated prior to such anniversary (other than by the Company without Good
Cause (as defined in the employment agreement described below)). Upon your exercise of any Options, Medscape shall pay you an additional $1.64 for each share of Stock acquired upon such exercise.

            c. Each of you and Medscape will execute and deliver an employment agreement in the form attached hereto as Exhibit D (the "Employment Agreement").

            d. Medscape shall not assume any liabilities in connection with the Sale.

            2. Representations and Warranties of Dr. Kirschenbaum. You hereby represent and warrant to Medscape as follows:

            a. Title to Assets. You have good, valid and marketable title to the Assets, free and clear of all claims, liens, security interests, pledges, restrictions, encumbrances and rights of others of any kind (including without limitation liens or other encumbrances imposed by any taxing authority) (collectively "Liens"). All of the Assets are owned directly by you and upon the Sale, Medscape will receive good, valid and marketable title thereto, free and clear of all Liens.

            b. Authority. You have all requisite capacity and authority to execute and deliver this letter agreement and each of the Exhibits hereto and to consummate the transactions contemplated hereby and thereby and such execution, delivery and consummation by you do not require the approval of any other party. Each of this letter agreement and the Exhibits hereto have been duly executed and delivered by you and each constitutes your legal, valid and binding obligation enforceable against you in accordance its terms.

            c. Sufficiency of Assets. The Assets comprise all of the assets which are necessary to maintain the Web Site.

            d. Litigation. There is no lawsuit, claim, action or proceeding pending, or to your knowledge threatened, against or affecting you relating to the Web Site or the Assets of the transactions contemplated hereby.

            e. Intellectual Property. Except as set forth on Schedule 2.e, you have the unrestricted right to use and hold the copyright to (and hereby assign the same to Medscape) all of the data which comprise all of the databases used in connection with the Web Site including data taken directly from any and all external sources as well as derived data. The Web Site does not infringe, and has not at any time infringed, any patent, trademark, copyright or other intellectual property right of any person or entity.

            f. Web Site Traffic. The Web Site traffic statistics set forth on
Schedule 2.f are true, complete and correct.


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            g. No Employees. You do not now employ, and have not at any time employed, any person in connection with the Web Site.

            h. Finders, etc. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of you who would have a claim to any fee or commission from you or Medscape in connection with the transactions contemplated by this letter agreement.

            i. Investment Intent; Suitability. You are acquiring the Options, and the Stock issuable upon the exercise thereof, for investment purposes only and not with a view to the distribution thereof. You further understand that the Options are not transferable [except under the limited circumstances permitted by the Stock Option Plan and the stock option agreement attached as Exhibit C] and that the shares of Stock issuable upon the exercise thereof may not be sold unless the sale is registered under the Securities Act of 1933, as amended, or is exempt therefrom. You acknowledge that you have such knowledge and experience in financial and business matters as to enable you to evaluate the merits and risks of an investment in the capital stock of Medscape. You further acknowledge that you have made your own independent investigation of Medscape and have been given the opportunity to ask questions of senior personnel of Medscape; provided, that except for the representations set forth in Section 3 below, you have not relied upon any representation or warranty made by Medscape or any of its personnel in making your investment decision.

            3. Representations and Warranties of Medscape

            a. Authority. Medscape has all requisite power and authority to execute and deliver this letter agreement and each of the Exhibits hereto and to consummate the transactions contemplated hereby and thereby and such execution, delivery and consummation by Medscape does not require the approval of any other party. Each of this letter agreement and the Exhibits hereto have been duly executed and delivered by Medscape and each constitutes its legal, valid and binding obligation enforceable against Medscape in accordance its terms.

            b. Due Authorization of Options and Stock. The issuance, sale and delivery of the Options and the Stock have been duly authorized by all requisite corporate action on the part of Medscape. Upon the exercise of the Options, the issuance of the Stock in accordance with the terms thereof and payment of the option price in full, the Stock will be validly issued and outstanding, fully paid and non-assessable, free and clear of all Liens of any kind other than those created or permitted by you.

            c. Litigation. There is no lawsuit, claim, action or proceeding pending, or to the knowledge of Medscape threatened, against or affecting Medscape which relates to the transactions contemplated hereby.


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            d. Finders, etc. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Medscape who would have a claim to any fee or commission from you or Medscape in connection with the transactions contemplated by this letter agreement.

            e. Financial Statements. The audited balance sheet of Medscape as of December 31, 1997 and the unaudited balance sheet of Medscape as of December 31, 1998 annexed hereto as Schedule 3.e.1 have been prepared from the books and records of Medscape and fairly present in all material respects the financial position of Medscape as of the respective dates thereof in conformity with generally accepted accounting principles consistently applied ("GAAP") (except as noted on Schedule 3.e.1). The audited statement of income of Medscape for the year ended December 31, 1997 and the unaudited income statement of Medscape as of December 31, 1998 annexed hereto as Schedule 3.e.2 have been prepared from the books and records of Medscape and fairly present in all material respects the results of operations of Medscape for the respective periods covered thereby in conformity with GAAP (except as noted on Schedule 3.e.2.

            f. Stock Option Plan. The Stock Option Plan included as part of Exhibit C is a true and complete copy of Medscape's Stock Option Plan as in effect on the date hereof.

            4. Covenants

            a. Restrictive Covenants. The provisions of Section 9 and Section 10 of the Employment Agreement are incorporated by reference herein. You acknowledge that the incorporation of the restrictive covenants and remedies in this letter agreement is a material inducement to Medscape's execution and delivery hereof and its consummation of the transactions contemplated hereby.

            b. Further Assurances. Each of the parties hereto covenants and agrees to take any and all such further action and to execute, acknowledge and deliver such instruments, documents and agreements as the other party may reasonably request to effectuate, consummate or confirm the transactions contemplated hereby.

            5. Survival of Representations and Warranties; Indemnification.

            a. The representations and warranties of the parties hereto shall survive the Closing and the Sale.

            b. You agree promptly to indemnify, defend and hold harmless Medscape from and against any and all assessments, judgments, debts, obligations, liabilities, losses, costs, damages or expenses (including interest, penalties and reasonable out-of-pocket fees, expenses and disbursements in connection with any action, suit or proceeding) (collectively, "Damages"), suffered, paid or incurred by Medscape resulting


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from or caused by or arising out of any breach of the representations and warranties made by you to Medscape in this letter agreement or in any Exhibit or Schedule hereto or any certificate delivered hereunder or resulting from or caused by or arising out of any failure by you to perform any of your covenants or agreements contained herein or therein or relating to any of your liabilities which are not assumed by Medscape.

            c. Medscape agrees promptly to indemnify and hold harmless you from and against any and all Damages suffered, paid or incurred by you resulting from or caused by or arising out of any breach of the representations and warranties made by Medscape in this letter agreement or any Exhibit or Schedule hereto or any certificate delivered hereunder or resulting from or caused by or arising out of any failure by Medscape to perform any covenant or agreement of Medscape contained in this letter agreement.

            d. Promptly after receipt by a party seeking indemnification hereunder (an "Indemnified Party") of notice of any claim or the commencement by any third party of any action, suit or proceeding which might result in the other party hereto (the "Indemnifying Party") becoming obligated to indemnify or make any other payment to the Indemnified Party under this letter agreement, the Indemnified Party shall notify the Indemnifying Party forthwith in writing of the commencement thereof or of the claim, and shall furnish the Indemnifying Party with all information and documents relating thereto promptly after its receipt thereof. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have on account of this indemnification or otherwise, except and only to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right, within thirty (30) days after being so notified, to assume and control the defense of such claim, litigation or proceeding with counsel reasonably satisfactory to the Indemnified Party in good faith and at the Indemnifying Party's own expense; provided that unless and until the Indemnifying Party shall assume such defense pursuant to this sentence, the Indemnified Party shall have the right to conduct and control the defense of such claim, litigation or proceeding (including the settlement thereof) without the Indemnifying Party's consent and shall be entitled to payment from the Indemnifying Party of all reasonable costs of such defense (including attorney's fees and expenses). In any such claim, litigation or proceeding the defense of which the Indemnifying Party shall have so assumed, the Indemnified Party shall have the right to participate therein and retain its own counsel at its own expense, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of the same counsel or (ii) the named parties to any such litigation or proceeding (including impleaded parties) include both the Indemnifying Party and the Indemnified Party, and representation of such parties by the same counsel would be inappropriate due to actual or potential differing interests between them; in the case of clause (ii) above, such separate counsel may be retained by the Indemnified Party at the expense of the Indemnifying Party. The Indemnifying Party may elect to settle any claim, action or proceeding defended by it without the written consent of the Indemnified Party provided that such settlement is limited to payment of monetary


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damages which are payable in full by the Indemnifying Party and the Indemnified
Party is fully discharged at the time of the settlement from any liability with respect to the claim, action or proceeding, and the Indemnified Party shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Indemnifying Party so long as the Indemnifying Party is controlling or defending such claim in good faith. The Indemnifying Party may not enter into any settlement that is not limited to payment of monetary damages without the Indemnified Party's prior written consent which will not be unreasonably withheld. Each of the parties covenants to use all reasonable efforts to cooperate fully with respect to the defense of any claim, action or proceeding covered by this Section 5.

            6. Miscellaneous.

            a. Entire Agreement. This letter agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and no amendment, waiver or modification hereof shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought. This letter agreement supersedes all prior agreements, representations and understandings of the parties hereto relating to the purchase of the Assets by Medscape.

            b. No Reliance. The parties hereto each represent to the other that in executing this letter agreement each does not rely upon, and has not relied upon, any representation or statement not set forth herein with regard to the subject matter, basis or effect of this letter agreement or otherwise.

            c. Notices. All notices, consents, waivers or other communications required or permitted to be given or made pursuant to any of the provisions of this letter agreement (collectively, "Notices") shall be in writing and shall be deemed to have been duly given or made for all purposes if sent by certified or registered mail, return receipt requested, and postage prepaid, hand delivered, sent by confirmed telecopy or other confirmed electronic means or by express mail service or other verified overnight courier service to the party at its or his address as it appears below, or at such other address as either party may specify by Notice give to the other party in accordance with this Section 6.c and with copies to the parties indicated below. A Notice shall only be deemed given or received on a business day (any day other than Saturday, Sunday or Federal legal holiday). The date any such Notice shall be deemed given and received is: (i) if hand delivered, on the date of hand delivery; (ii) if sent by registered or certified mail, three (3) business days following the posting of the mail; (iii) if sent by express mail or other verified overnight courier service, the date received; or (iv) if sent by confirmed telecopy or other confirmed electronic means, the date when receipt is confirmed by the same means:

If to you:

                  Ira Kirschenbaum, M.D.


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                  Suite 300
                  309 Mamaroneck Avenue
                  White Plains, New York  10603
                  Telecopy No.: (212) 208-4638

with a copy to:

                  Paul M. Millman, Esq.
                  399 Knollwood Road
                  White Plains, New York  10603
                  Telecopy No.: (914) 684-0196

If to Medscape:

                  Medscape, Inc.
                  134 W. 29th Street
                  New York, NY 10001
                  Attention: Mr. Paul T. Sheils, President and CEO Telecopy No.: (212) 760-3140

with a copy to:

                  Patterson, Belknap, Webb & Tyler LLP
                  1133 Avenue of the Americas
                  New York, New York  10036-6710
                  Telecopy No.: (212) 336-2222
                  Attention: John P. Schmitt, Esq.

            d. No Assignment. Neither this letter agreement nor the right to receive any payments hereunder may be assigned by Dr. Kirschenbaum, and any attempted assignment shall be null and void and of no effect. This letter agreement shall be binding upon Dr. Kirschenbaum, his heirs, executors and administrators and upon Medscape, its successors and assigns.

            e. No Modification. No termination, alteration, modification or variation or waiver of this letter agreement or any of the provisions hereof shall be effective unless in writing executed by the parties hereto, or in the case of a waiver, by the party or parties waiving compliance. No waiver of any default or breach of this letter agreement shall be deemed a continuing waiver or a waiver of any other breach or default. No course of dealing nor any delay on the part of either party in exercising any rights hereunder shall operate as a waiver of any such rights.

            f. Governing Law. This letter agreement shall be governed, interpreted and construed according to the internal laws of the State of New York without regard to conflict of laws principles. Any legal action or proceeding with respect to this letter


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agreement or any transaction related hereto shall be brought in the courts of the State of New York or of the United States District Court for the Southern District of New York, and, by the execution and delivery of this letter agreement, each of the parties hereto hereby consents for itself and in respect of its property to the exclusive jurisdiction of the aforesaid courts and agrees that service of process in any legal action or proceeding with respect to this letter agreement or any transaction related hereto may be made on such party by delivery of such process by certified mail, return receipt requested, to such party at its address set forth in the heading hereof with the same effect as if such process was personally served on such party within the State of New York. Each of the parties hereto hereby irrevocably waives, to the extent permitted by applicable law, any objection, including, but not limited to, any objection to the laying of venue or based on the ground of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdictions in respect of this letter agreement or any transaction related hereto. Nothing contained herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

            g. Severability. Should any clause, paragraph or part of this letter agreement be held or declared to be void or illegal for any reason by a court of competent jurisdiction, such provision shall be ineffective, but all other clauses, paragraphs or parts of this letter agreement which can be effected without such illegal clause, paragraph or part shall nevertheless remain in full force and effect.

            h. Headings. The headings and captions contained in this letter agreement are for reference purposes only and shall not affect the meaning or interpretation of this letter agreement.

            i. Expenses. Each party shall be responsible for its own expenses in connection with the negotiation, documentation and consummation of the transactions contemplated hereby.

            If the foregoing correctly reflects our agreement with respect to the foregoing, please sign below where indicated whereupon this letter agreement will become binding upon you and Medscape.

                                          Very truly yours,

                                          MEDSCAPE, INC.


                                          BY: /s/ Paul T.Shiels
                                              -----------------------------
                                              Paul T. Sheils
                                              President and Chief Executive
                                                 Officer


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AGREED:


/s/ Ira Kirschenbaum
----------------------
Ira Kirschenbaum, M.D.


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